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                                                                  EXHIBIT 23.02

              CONSENT OF ERNST & YOUNG LLP. INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 5, 1997, except for Note 14 as to which the date is June 4, 1997, in the Registration Statement (Form S-4) and related Prospectus of Electronic Arts Inc., filed with the Securities and Exchange Commission.

  Our audits also included the financial statement schedule of Maxis, Inc. listed in Item 21(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the consolidated financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Walnut Creek, California
June 23, 1997